                                                                      EXHIBIT 11

                     CYBERIAN OUTPOST, INC. AND SUBSIDIARY

                         Computation of Loss per Share
                     (In thousands, except per share data)
                                  (Unaudited)

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
                                Three months ended         Nine months ended
                             ------------------------- -------------------------
                             November 30, November 30, November 30, November 30,
                                 1998         1997         1998         1997
                             ------------ ------------ ------------ ------------
Basic and Diluted
 Net loss applicable to
  common stockholders......    $(7,629)     $ (1,074)    $(18,229)    $(2,634)
                               =======      ========     ========     =======
 Basic and diluted weighted
  average shares
  outstanding..............     22,298         6,680       13,640       6,618
                               =======      ========     ========     =======
 Basic and diluted loss per
  share....................    $ (0.34)     $  (0.16)    $  (1.34)    $ (0.40)
                               =======      ========     ========     =======
Pro forma Basic and Diluted
 Pro forma net loss
  applicable to common
  stockholders ............    $(7,629)     $ (1,074)    $(17,406)    $(2,634)
                               =======      ========     ========     =======
 Basic and diluted weighted
  average shares
  outstanding..............     22,298         8,721       19,515       7,800
                               =======      ========     ========     =======
 Basic and diluted pro
  forma loss per share ....    $ (0.34)     $  (0.12)    $  (0.89)    $ (0.34)
                               =======      ========     ========     =======
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